Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Equity Incentive Plan of GT Advanced Technologies Inc. and subsidiaries (formerly GT Solar International, Inc. and subsidiaries) of our report dated June 4, 2010, with respect to the consolidated financial statements of GT Solar International, Inc. and subsidiaries as of April 3, 2010 and for the fiscal years ended April 3, 2010 and March 28, 2009 included in its Annual Report (Form 10-K) for the fiscal year ended April 2, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 18, 2012